Dennis E. Valentine Chief Financial Officer Phone: 760-602-3292	The Investor Relations Group Investors: Kathryn McNeil/Dian Griesel, Ph.D. Media: Andrea Faville/Dian Griesel, Ph.D. Phone: 212-825-3210

JMAR TECHNOLOGIES REPORTS FOURTH QUARTER AND FULL YEAR 2004 RESULTS
Increased R&D investment enables new product strategy; Company poised to move first new product from development to market

San Diego, CA — March 30, 2005 –JMAR Technologies, Inc. (Nasdaq: JMAR) released the status of its new product development activities and financial results for the quarter ended December 31, 2004.

The Company made solid progress on new business initiatives during the past four months, including:

•	Advanced the BioSentryTM, a new waterborne microorganism early warning system, to beta model testing

•	Commenced installation of pre-production BioSentryTM units at Olivenhain Municipal Water District for operational trials, staged in conjunction with California Department of Health Services

•	Negotiated agreements with PointSource Technologies and NASA to consolidate microorganism detection technology for BioSentryTM product line

•	Hired David L. McCarty, an executive experienced in the commercialization of advanced water purification equipment, to support BioSentry Business Development

•	Received $3 million U.S. Defense Department funding for continued development of soft X-ray source

•	Assembled Scientific Advisory Board to advise JMAR’s X-ray microscope development program

•	Showcased modular BritelightTM system at Photonics West 2005 Exhibition

•	Completed $4 million financing and amended terms of preferred stock to facilitate product development projects

“This year, the business strategy, product concepts, R&D funding and professional team surrounding our new product lines have coalesced and the results are gratifying,” said Ronald A. Walrod, CEO of JMAR. “We laid out some ambitious goals and milestones for ourselves and we have executed according to plan. For example, on the BioSentry front, we began the year with an internal mandate to develop an online early warning system capable of detecting and classifying waterborne pathogens and install the first pre-production unit in the first quarter of 2005. I am pleased to say that this week we are installing our first BioSentry beta unit at the Olivenhain Municipal Water District with more installations soon to follow at this and other sites. 2004’s successes establish an important precedent as our team continues to perform to meet our equally bold targets for the years ahead.”

Revenues for the year ended December 31, 2004 were $10,059,839 compared to $17,296,508 for 2003. Revenues for 2004 included $3,963,167 from the Company’s contract with the Defense Advanced Research Projects Agency for its beta CPLTM system (DARPA Contract), $3,692,223 from the Company’s subcontract with General Dynamics Advanced Information Systems related to the maintenance of a semiconductor wafer fabrication process installation (DMEA Contract), $1,252,796 from the Company’s mask contract with Naval Air Warfare Center (NAVAIR Contract) and $617,233 related to the READ contract with FemtoTrace. The decrease in revenues was primarily due to a reduction of $3,608,489 in revenues related to the lower funding of the DARPA Contract and a reduction of $2,166,775 in revenues related to the previously announced delay in receipt of funding on the NAVAIR Contract. Revenues were further impacted by a reduction of $1,027,533 related to two contracts that were completed in 2004 and a reduction of $619,994 in revenues related to the DMEA Contract due to reduced equipment installations. For the three-months ended December 31, 2004, JMAR reported revenues of $1,755,289, a decline from revenues of $3,570,210 in the corresponding quarter in 2003.

The net loss for the year ended December 31, 2004 was $5,632,140, compared to a net loss for the year ended December 31, 2003 of $3,278,463. The net loss for 2004 includes product development costs associated with the BioSentry, X-ray Microscope and X-ray Nano Probe product lines of $1,722,329, a non-cash interest charge of $442,029 related to the Company’s line of credit, a loss from discontinued operations of $214,893 and patent write-offs of $191,575. The net loss for 2003 included product development costs of $529,039, non-cash interest charges of $289,063, a loss from discontinued operations of $1,191,749 and asset write-downs of $346,060.

JMAR reported a net loss for the quarter ended December 31, 2004 of $2,194,704, compared to a net loss for the quarter ended December 31, 2003 of $410,461. The higher net loss in 2004 is primarily due to higher product development costs of $1,013,627 for 2004 compared to $131,107 in the corresponding quarter of 2003, the lower revenues in the fourth quarter of 2004, and a loss from discontinued operations of $174,793 in 2004 compared to a gain of $8,741 for the corresponding quarter of 2003.

“A little over a year ago, we identified the risks associated with continued reliance on semiconductor lithography equipment as a revenue driver. In response, we identified multiple ways to leverage our core competencies, developed over the past ten years, to pursue new and exciting opportunities in nanotechnology, bioscience, chemical fabrication, defense and water purity monitoring, among other markets,” said Mr. Walrod. “In 2004, we channeled our financial, personnel and technological resources to achieve the research and product development progress underlying this shift. In the years ahead, we anticipate that these efforts will drive our revenue growth.”

“The first concrete effects of the new strategy can be seen today as we put our first pre-production BioSentry products into the field and plan for production model revenues to be generated in the second half of 2005. A family of soft X-ray based instruments targeted at nanotechnology and research in biology, medicine, chemicals, and materials is also under development. We expect that, in the future, these innovative products will also significantly contribute to the growth of the Company,” Mr. Walrod concluded.

Conference Call

JMAR will host a conference call today at 11:00 AM EST to discuss the Company’s financial and operating performance for its fourth quarter and full year 2004 and the status of the Company’s new product development and marketing activities. All those interested in hearing management’s discussion are invited to join the call by dialing 877-407-9210. International participants may access the call by dialing 201-689-8049. A replay will be available for one week following the call by dialing 877-660-6853 for domestic participants and 201-612-7415 for international participants and entering conference ID number 142699 and passcode 286 when prompted.

Members of the financial and investment community, the media and other interested parties can also access a live webcast of the conference call by accessing the link on JMAR’s corporate website, www.jmar.com. The webcast will be archived for 90 days following the call.

About JMAR

JMAR Technologies, Inc. is a leading innovator in the development of laser-based equipment for imaging, analysis and fabrication at the nano-scale. The Company is leveraging over a decade of laser and photonics research to develop a diverse portfolio of products with commercial applications in rapidly growing industries while continuing to carry out research and development for the U.S. Defense Advanced Research Projects Agency (DARPA) and support for the U.S. Government’s Defense Microelectronics Activity (DMEA) semiconductor fabrication facility. JMAR is targeting the nanotechnology, bioscience and semiconductor industries with its Britelight™ Laser; X-ray Light Source; Compact X-ray Microscope — for 3D visualization of single cells and polymers; and its X-ray Nano Probe — enabling interaction, analysis and materials modification at the nano-scale. JMAR also develops, manufactures and markets its BioSentry™ microorganism early warning system and maintains a strategic alliance for the production of the READ chemical sensor for homeland security, environmental and utility infrastructure industries.

This news release contains certain “forward-looking statements.” Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and many of which are beyond the Company’s control. Actual results could differ materially from these forward-looking statements as a result of a number of factors, including the failure of new product technology to perform as predicted, competition from alternative technologies, uncertainties as to the size of the market, cost and margins, failure to obtain market acceptance, current or future government regulations affecting the use of JMAR’s products, the lack of availability of critical components, the degree of protection from future patents, and other risks associated with the development or acquisition of new products or technologies and those risks detailed in the Company’s Form 8-K filed on March 30, 2005 with the SEC. Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved. JMAR Technologies, Inc. does not assume any duty to publicly update or revise the material contained herein.

FINANCIAL DATA
STATEMENTS OF OPERATIONS

	Year Ended December 31,		Three Months Ended December 31,
			(Unaudited)
	2004	2003	2004	2003

Revenues	$10,059,839	$17,296,508	$1,755,289	$3,570,210
Loss from Operations	(4,753,805)	(1,418,624)	(1,920,403)	(186,728)
Loss from Continuing Operations	(5,417,247)	(2,086,714)	(2,019,911)	(419,202)
Gain (Loss) from Discontinued Operations	(214,893)	(1,191,749)	(174,793)	8,741
Net Loss	(5,632,140)	(3,278,463)	(2,194,704)	(410,461)
Deemed Preferred Stock Dividends	(2,247,876)	(942,903)	(309,537)	(274,160)
Loss Applicable to Common Stock	(7,880,016)	(4,221,366)	(2,504,241)	(684,621)
Loss per Share:
Continuing Operations*	(0.25)	(0.12)	(0.07)	(0.03)
Discontinued Operations	(0.01)	(0.04)	(0.01)	—
Total	(0.26)	(0.16)	(0.08)	(0.03)

*Includes preferred stock dividends

SELECTED BALANCE SHEET DATA

	December 31,	December 31,
	2004	2003
Assets	$17,426,098	$13,493,183
Cash	6,599,588	4,171,179
Working Capital	7,180,382	2,427,166
Short-term Debt	145,019	2,395,445
Long-Term Liabilities	465,492	449,873
Redeemable Convertible Preferred Stock	8,087,274	2,217,150
Shareholders’ Equity	5,101,925	5,277,800

For further details please see the full text of JMAR’s Form 10-K for the year ended December 31, 2004 available on March 31, 2005 from JMAR or at www.sec.gov.